Exhibit 10.2
fabrinet
One Nexus Way
Camana Bay
Grand Cayman, KY1-9005
Cayman Islands
August 10, 2022

To: Seamus Grady
Re:    Amendment to FY22 Performance-Based Restricted Share Unit Awards

Dear Seamus,

On August 19, 2021, you were granted certain performance-based restricted share unit awards (the “PSU Awards”) covering ordinary shares (“Shares”) of Fabrinet, a company formed under the laws of the Cayman Islands (“Fabrinet” or the “Company”), under Fabrinet’s 2020 Equity Incentive Plan (the “2020 Plan”) and performance-based restricted share unit award agreements thereunder (the “PSU Agreements”), as specified in the Appendix A attached to this letter agreement (the “Letter”).

Pursuant to this Letter, each of: (a) the PSU Agreement governing the terms of your PSU Award with a grant ID of PSUNM21001 (the “FY22 Base PSU Award”) and (b) the PSU Agreement governing the terms of your PSU Award with a grant ID of PSUST21001 (the “FY22 Stretch PSU Award,” and together with the FY22 Base PSU Award, the “FY22 PSU Awards,” or individually, a “FY22 PSU Award”) is amended to provide the following:
1.To the extent that the performance period during which any performance-based vesting criteria under the FY22 PSU Award (a “Performance Goal”) has not yet been completed as of the date of the Change in Control (as defined in the 2020 Plan), then the FY22 PSU Award will be treated as follows. The performance period with respect to any Performance Goal relating to the Company’s revenue will be shortened so that the last day of the performance period will occur on a date no earlier than the date ten (10) business days prior to the Change in Control and no later than the day immediately prior to the Change in Control (the “Prorated Revenue Period”). The performance period with respect to any Performance Goal relating to the Company’s operating margin will be adjusted to be the last, four (4), consecutive, fiscal quarters of the Company that were completed prior to the Change in Control (the “Adjusted OM Period”). Any Performance Goal relating to the Company’s revenue will be prorated by multiplying the applicable revenue Performance Goal by a fraction, the numerator of which will be the total number of days in the shortened performance period, and the denominator of which will be the total number of days in the original performance period (the “Prorated Revenue Goal”). Prior to the Change in Control, the Administrator (as defined in the 2020 Plan) will determine and certify in writing the extent of the Company’s achievement of the Prorated Revenue Goal during the Prorated Revenue Period and the extent of the Company’s achievement of the Company’s operating margin against the applicable operating margin Performance Goal during the Adjusted OM Period. Any portion of the PSU Award for which the applicable Performance Goal is deemed achieved pursuant to this Section 1 will be scheduled to vest subject to your remaining a Service Provider (as defined in the 2020 Plan) through the last date of the original performance period set forth in the applicable FY22 PSU Award agreement.
2.If the last day of the performance period under any FY22 PSU Award occurs before the date of the Change in Control, the Administrator will determine and certify in writing the extent of the Company’s achievement of applicable Performance Goal under the FY22 PSU Award prior to the Change in Control, subject to your remaining a Service Provider through such date except as otherwise provided in Section 3 below relating to a Qualifying Termination. Any portion of the FY22 PSU Award that has not become eligible to vest upon such certification will be forfeited immediately.

3.If a Qualifying Termination (as defined in that certain Change in Control and Severance Agreement entered into between you and Fabrinet dated February 26, 2019 (the “CICSA”)) occurs prior to a Change in Control, as defined in the CICSA (a “CIC”), any then outstanding and unvested portion of any FY22 PSU Award will remain outstanding (and unvested) until the earlier of (a) 3 months following your Qualifying Termination, or (b) a CIC that occurs within 3 months following your Qualifying Termination, solely so that any benefits due on a Qualifying Termination under the CICSA can be provided with respect to the FY22 PSU Awards if the Qualifying Termination occurs during the Change in Control Period (as defined in the CICSA) (but subject to earlier termination as provided in the last sentence of Section 2 above). If no CIC occurs within 3 months following such Qualifying Termination, any unvested portion of the FY22 PSU Award automatically and permanently will be forfeited on the date 3 months following the date of the Qualifying Termination without having vested. With respect to any Qualifying Termination that occurs during the Change in Control Period but before the CIC (a “Pre‑CIC Qualifying Termination”), any portion of the FY22 PSU Award that (i) remains outstanding, and (ii) is subject to vesting based only on your remaining a Service Provider and otherwise has become eligible to vest based on the applicable Performance Goal being deemed achieved or otherwise no longer applicable, pursuant to the terms of the applicable FY22 PSU Award agreement, as modified herein, in each case as of immediately before the completion of the CIC, will be considered a Time‑based Award (as defined in the CICSA) and eligible for the treatment described in Section 3(b)(v) of the CICSA.

Except as modified by this Letter, your PSU Agreements will remain in full force and effect. This Letter, together with the PSU Agreements (to the extent not amended hereby) and the 2020 Plan, represent the entire agreement between you and the Company with respect to the subject matter herein and will supersede any and all previous contracts, agreements or understandings between you and the Company with respect to the PSU Awards.

Please sign and return one copy of this Letter to Colin Campbell, General Counsel, to acknowledge and agree to the amendment of your PSU Agreements pursuant to this Letter. This Letter will be governed by the laws of the State of California, with the exception of its conflict of laws provision.

Sincerely,

/s/ Csaba Sverha
Csaba Sverha, Chief Financial Officer

ACKNOWLEDGED AND AGREED:

/s/ Seamus Grady         Date:    August 10, 2022
Seamus Grady, Chief Executive Officer

Appendix A

Performance-Based Restricted Share Unit Awards Granted August 19, 2021

PSU Award	Grant ID	Number of Shares Subject to PSU Award at Grant	Number of Shares Subject to Unvested Portion of PSU Award as of Date of Letter
FY22 Base PSUs	PSUNM21001	23,750	23,750
FY22 Stretch PSUs	PSUST21001	23,750	23,750